EXHIBIT 10.5

SUBLEASE AGREEMENT

iANYWHERE SOLUTIONS, INC.,

a Delaware corporation

and successor in interest to AvantGo, Inc.

Sublandlord

THERMAGE, INC.,

a California corporation

Subtenant

25881 and 25901 Industrial Boulevard

Hayward, California

September 7, 2004

SUBLEASE AGREEMENT

1. PARTIES

THIS SUBLEASE AGREEMENT (“Sublease”) dated September 7, 2004 (“Sublease Date”), is made between iANYWHERE SOLUTIONS, INC., a Delaware corporation and successor in interest to AvantGo, Inc. (“Sublandlord”), and THERMAGE, INC., a California corporation (“Subtenant”).

2. MASTER LEASE

Sublandlord is the tenant under a written lease dated March 31, 2000 (the “Master Lease”) wherein The Multi-Employer Property Trust, a trust organization organized under 12 C.F.R. Section 9.18 (“Landlord”), leased to Sublandlord the improved real property located in the City of Hayward, County of Alameda, State of California described as 25881 and 25901 Industrial Boulevard, consisting of two buildings containing approximately 88,381 square feet of rentable area (the “Premises”). The Master Lease is attached to this Sublease as Exhibit A for identification purposes, and selected provisions of the Master Lease are incorporated by reference as part of this Sublease, in accordance with Section 10 below. Capitalized terms that are not otherwise defined in this Sublease shall have the respective meanings ascribed to them in the Master Lease.

3. PREMISES

Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby takes and accepts the Premises, on and subject to the terms and conditions set forth in this Sublease.

4. WARRANTY BY SUBLANDLORD; “AS-IS” CONDITION

4.1 Sublandlord warrants and represents to Subtenant that: (i) Exhibit A to this Sublease is a true, correct and complete copy of the Master Lease, and the Master Lease has not been amended or modified and no additional Rules and Regulations have been promulgated by Landlord, except as reflected in Exhibit A: (ii) the Master Lease is in full force and effect; (iii) Sublandlord is not now, and as of the Commencement Date of the Sublease Term (as defined below) will not be, in default or breach of any of the provisions of the Master Lease; (iv) Sublandlord has no knowledge of any claim by Landlord that Sublandlord is in default or breach of any of the provisions of the Master Lease; (v) Sublandlord has no knowledge of any default or breach by Landlord of any of the provisions of the Master Lease; (vi) to the knowledge of Sublandlord, the roof is water tight and the electrical, HVAC, plumbing, fire suppression, elevator, safety, security, and sewer systems of the Premises are in good operating condition; and (vii) Sublandlord has no knowledge of any Hazardous Materials present on or about the Premises in violation of Legal Requirements (as defined in the Master Lease). For purposes of this Sublease, any representation, warranty or other assurance qualified on the basis of Sublandlord’s knowledge shall mean only the current actual knowledge on the Sublease Date, without duty of investigation or other inquiry, of Greg Bush, Sublandlord’s employee most familiar with such matters.

4.2 Subject to the limited representations and warranties of Sublandlord in Section 4.1 above, or as expressly set forth elsewhere in this Sublease, Subtenant shall accept possession of the Premises on the Commencement Date in the same condition as exists on the Sublease Date, “AS-IS” and “WITH ALL FAULTS.” Subtenant acknowledges that, except as expressly set forth in this Sublease, neither Sublandlord nor any agent of Sublandlord (including, without limitation, Sublandlord’s Brokers as defined elsewhere in this Sublease) has made any representation, warranty, statement or other assurance to Subtenant (or to Subtenant’s Broker, as defined elsewhere in this Sublease) concerning the Master Lease or the Premises (including, without limitation, the condition of the Premises, the suitability of the Premises for Subtenant’s use or any other use, and the extent to which the Premises comply with applicable legal requirements). Subtenant further acknowledges that Subtenant’s acceptance of the Premises in such “AS-IS” and “WITH ALL FAULTS” condition is a material and essential inducement to Sublandlord’s entry into this Sublease, and that Subtenant has conducted such inspections of and investigations concerning the Premises as Subtenant deems necessary or appropriate to ascertain the condition of the Premises and their suitability for Subtenant’s proposed use. Subject to the other express terms and conditions of this Sublease, Sublandlord has no obligation whatsoever to alter, improve, repair or otherwise modify the Premises, or to bear any cost or expense in connection with readying the Premises for Subtenant’s occupancy under this Sublease. Without limiting the generality of the foregoing, no provision of this Sublease shall be construed as a representation, warranty, statement or other assurance of fact by Sublandlord concerning the Master Lease or the Premises unless it is expressly stated to be Sublandlord’s “representation” or “warranty.”

4.3 During inspection of the Premises prior to the Sublease Date, the parties identified a fan in or serving the Uninterrupted Power Supply to the server room which squeaks and is in need of repair or replacement, Cal Air, Inc. (“Cal Air”) recommended repair and service work to two HYAC units and the boiler in Building 1, as described in the August 30, 2004 proposal letter from Cal Air’s Ralph Butler to Subtenant’s Chris Hawkins (“Cal Air Proposal”). Subtenant assumes responsibility for repairing or replacing this server room fan and causing Cal Air to perform the repair and service work called for in the Cal Air Proposal as part of other work Subtenant intends to perform in the Premises. Upon presentation by Subtenant of an itemized invoice showing all labor and material costs attributable to Subtenant’s repair or replacement of the fan, and Sublandlord’s approval of such invoice (which approval shall not be unreasonably withheld or delayed), Subtenant shall be allowed a credit against the next Rent payment equal to the approved invoice amount. Similarly, upon presentation of an itemized invoice from Cal Air for the repair and service work identified in the Cal Air Proposal, Subtenant shall be allowed a credit against the next Rent payment equal to the lesser of the invoice amount or $4,500.00

4.4 Subtenant shall not make or cause to be made any alterations, additions, or improvements to the Premises except with the prior written consent of both Sublandlord (which consent Sublandlord shall not unreasonably withhold or delay) and the consent of Landlord thereto pursuant to the Master Lease.

5. TERM

5.1 The term of this Sublease (“Sublease Term”) shall commence on the date (the “Commencement Date”) when all of the following have occurred: (i) this Sublease has been fully executed and delivered; (ii) Subtenant has caused to be issued and delivered to Sublandlord and Landlord all Certificates of Insurance as may be required by this Sublease; (iii) the Sublease Consent (as defined in Section 16 below) has been duly executed and delivered by Subtenant, Sublandlord and Landlord; (iv) all conditions to the effectiveness of the Sublease Consent have been satisfied or waived; and (v) all utilities serving the Premises have been transferred into Subtenant’s name. Unless sooner terminated as provided herein, the Sublease Term shall end on September 30, 2007 (the “Expiration Date”). Sublandlord agrees to deliver possession of the Premises to Subtenant, and Subtenant shall accept possession, on the Commencement Date so as to permit Subtenant to undertake (after procuring Landlord’s and Sublandlord’s consent thereto) such alterations and improvements as are required to ready the Premises for Subtenant’s use. Notwithstanding that the Sublease Term does not commence until the Commencement Date, this Sublease is a presently effective and binding agreement from and after the Sublease Date, subject to and conditioned upon the Consent Condition (as defined in Section 16). The foregoing notwithstanding, (a) the date all events in clauses (i), (iii) and (iv) above have transpired, will become, at Sublandlord’s option, the Commencement Date, in which case Sublandlord shall have no duty to deliver possession of the Premises until the events in clauses (ii) and (v) above have occurred; and (b) if the Commencement Date has not occurred on or before the thirty-first (31st) day after the Sublease Date, each of Sublandlord and Subtenant shall have the right to terminate this Sublease by delivery of written notice to the other; and (c) Subtenant may exercise this termination right only if Subtenant has caused the events in clauses (ii) and (v) above to occur within thirty (30) days after the Sublease Date.

5.2 Subtenant shall have no obligation to pay Rent until the Rent Start Date (as defined below). However, between the Commencement Date and the Rent Start Date, Subtenant shall observe and perform all other covenants and obligations imposed on Subtenant by this Sublease.

5.3 (a) Subtenant shall purchase from Sublandlord on the Commencement Date, selected furniture and equipment owned by Sublandlord and located on the Premises (“Furniture and Equipment”), an inventory of which is appended as Schedule 1 to the Bill of Sale attached as Exhibit B to this Sublease and incorporated by this reference (the “Bill of Sale”). On the Commencement Date, Subtenant shall pay to Sublandlord, in cash or immediately available funds, the sum of Thirty Thousand and 00/100 Dollars ($30,000.00) whereupon Sublandlord shall transfer ownership of the Furniture and Equipment by executing and delivering the Bill of Sale.

(b) The Furniture and Equipment is sold and purchased on an “AS-IS” and “WITH ALL FAULTS” basis. Subtenant has inspected the Furniture and Equipment and will accept possession thereof on the Commencement Date without any representation or warranty whatsoever (other than Sublandlord’s warranty of title as set forth in the Bill of Sale). Without limiting the foregoing, Sublandlord has not made, and Subtenant is not relying upon, any express or implied assurances concerning the condition of the Furniture and Equipment, the merchantability thereof or the fitness thereof for Subtenant’s use or any other use or purpose whatsoever.

(c) There are approximately one hundred fifteen (115) modular furniture workstations located on the Premises (the “Surplus Furniture”), which Sublandlord agrees to remove from the Premises within forty-five (45) days after the Commencement Date. Subtenant shall cooperate with Sublandlord in storing the Surplus Furniture and staging its removal from the Premises. If Sublandlord fails to remove the Surplus Furniture within such forty-five (45) day period (extended for any delays beyond Sublandlord’s reasonable control), Subtenant may treat the Surplus Furniture then remaining on the Premises as abandoned property and dispose of it as Subtenant sees fit.

5.4 (a) Except as provided in Section 5.4(b) below, upon the Expiration Date or the earlier termination of the Sublease Term, Subtenant shall immediately surrender the Premises together with all leasehold improvements thereon, to Sublandlord in the condition required by Landlord under the terms of the Sublease Consent, except for (i) reasonable wear and tear, (ii) Alterations installed on the Premises by Subtenant that Subtenant elects or is required to surrender and that both Landlord and Sublandlord have agreed in writing may be surrendered, and (iii) all Hazardous Materials not introduced to the Premises by Subtenant or its agents, contractors, employees or invitees excepted. (For this purpose, “reasonable wear and tear” and “improvement” shall have the meanings provided in the Master Lease). If Subtenant fails to promptly perform any such surrender obligations, Sublandlord may do so in behalf of Subtenant, in which case Subtenant shall upon demand reimburse Sublandlord all reasonable expenses incurred in performing such surrender obligations, together with a ten percent (10%) surcharge to compensate Sublandlord for undertaking or supervising such work.

(b) Sublandlord and Subtenant contemplate that Subtenant shall have, pursuant to the Sublease Consent, an option to enter into a new direct lease (“New Direct Lease”) with Landlord to allow Subtenant to remain in possession of the Premises after the Expiration Date. If Subtenant and Landlord enter into the New Direct Lease and Subtenant is permitted to remain in possession of the Premises after the Expiration Date, Subtenant shall be excused from the obligations imposed under Section 5.4(a) above, provided that:

(i) Landlord agrees to forever waive and release Sublandlord of and from all liabilities and obligations pertaining to Sublandlord’s surrender of possession of the Premises pursuant to the Master Lease (except that such waiver and release need not extend to the presence of Hazardous Materials in violation of Legal Requirements which is unknown on the date of the new Direct Lease and attributable to acts or omissions of Sublandlord occurring prior to the Commencement Date of this Sublease);

(ii) The New Direct Lease includes, for the express benefit of Sublandlord (as a third party beneficiary thereof), Landlord’s covenant to allow Subtenant’s continued possession of the Premises after the Expiration Date, such that Sublandlord is in no way liable or responsible for occupancy of the Premises by Subtenant or others after the expiration of the Sublease Term; and

(iii) Subtenant is not then in default under this Sublease and there exists no event or condition which, with the giving of notice or the passage of time or both, would constitute a default by Subtenant under this Sublease.

6. RENT

6.1 Except as otherwise expressly provided in this Sublease, beginning on the Base Rent Start Date, Subtenant shall pay to Sublandlord without deduction, setoff, notice or demand at the address for notices to Sublandlord specified in Section 14 of this Sublease or at such other place as Sublandlord shall designate from time to time by notice to Subtenant monthly base rent (the “Monthly Base Rent”), in advance on the first day of each month of the Term. Notwithstanding the foregoing, Subtenant shall pay Sublandlord the Monthly Base Rent and Additional Rent (as defined below) for the first month(s) of the Sublease Term in which such amounts are payable. The “Base Rent Start Date” shall mean December 1, 2004. If the Base Rent Start Date is a day other than the first day of a calendar month, or if this Sublease terminates on a day other than the last day of a calendar month (excluding any termination resulting from Subtenant’s default or breach of this Sublease), the Monthly Base Rent shall be prorated for such partial calendar month on a per diem basis.

Months of Lease Term	Monthly Base Rent Per rsf	Monthly Installment of Base Rent
Commencement Date to date preceding Base Rent Start Date	$0.00	$0.00
Base Rent Start Date through date preceding first anniversary of Commencement Date	$0.72	$63,634.32
First anniversary of Commencement Date through date preceding second anniversary of Commencement Date	$0.74	$65,543.35
Second anniversary of Commencement Date through Expiration Date	$0.76	$67,509.65

6.2 All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease other than Monthly Base Rent (including, without limitation, Tenant’s Percentage Share of Taxes and Operating Expenses, for which Subtenant is responsible under Section 6.3 below) shall be deemed “Additional Rent,” and Monthly Base Rent and Additional Rent shall hereinafter collectively be referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Lease, except for the covenant of quiet enjoyment (as such covenant may be affected by the express provisions of this Sublease) Rent not paid when due shall bear interest at a per annum rate (the “Default Rate”) equal to the lesser of (i) five percent (5%) above the announced “prime” interest rate of Federal Reserve Bank of San Francisco as of the date of such default, or (ii) the maximum rate of interest which may be collected under any applicable usury law. In addition, if any Rent payment is not received by Sublandlord within five (5) days after the due date, Subtenant also shall pay Sublandlord a late charge equal to five percent (5%) of the delinquent Rent, without regard to whether a notice of delinquency has been given by Sublandlord. Notwithstanding the foregoing, Subtenant shall be entitled to one (1) notice and five (5)-day cure period for each twelve (12)-month period before any such late charge accrues.

6.3 The Master Lease requires Sublandlord to pay to Landlord amounts representing Tenant’s Percentage share of Taxes and Operating Expenses. Beginning on the Rent Start Date and continuing for the remainder of the Sublease Term, Subtenant shall pay to Sublandlord the amounts Sublandlord is required to pay Landlord under the Master Lease as Tenant’s Percentage Share of Taxes and Operating Expenses (the “Taxes and Operating Expenses”). The parties acknowledge that the Sublease Consent contains certain provision limiting the Taxes and Operating Expenses that the Landlord will request be reimbursed during the term of this Sublease and the parties further agree that, notwithstanding the incorporation by reference of certain provision of the Master Lease into this Sublease, Sublandlord shall not demand reimbursement of any Taxes and Operating Expenses other than those charged to Sublandlord by Landlord pursuant to the terms of the Master Lease and the Sublease Consent. Except as otherwise provided in this Sublease, Subtenant shall pay such Taxes and Operating Expenses to Sublandlord at the same time and in the same manner as contemplated by the Master Lease. Sublandlord shall, promptly following receipt thereof from Landlord, furnish Subtenant with copies of all statements submitted by Landlord of actual or estimated Taxes and Operating Expenses during the Sublease Term. As used in this Sublease, the “Rent Start Date” shall mean October 1, 2004. If the Sublease Term terminates on a day other than the last day of a calendar month (other than termination due to Subtenant’s default or breach), the Taxes and Operating Expenses for such last calendar month shall be prorated on a per diem basis.

6.4 Subtenant shall pay all electric charges for lighting and outlets for the Premises and all other utility charges for the Premises not encompassed in Taxes and Operating Expenses throughout the Sublease Term.

6.5 If Subtenant without the consent of Sublandlord (and the consent of Landlord, where required by the Master Lease) fails to surrender possession of the Premises, or any part thereof, in the condition required by this Sublease on the Expiration Date or the earlier termination of the Sublease Term, Subtenant shall pay to Sublandlord all rent and other sums payable by Sublandlord to Landlord under the Master Lease for each month or partial month (without proration for any partial month) that Subtenant fails to so surrender possession. In addition, Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from and against all damages, loss, cost, liability or expense threatened or sustained by Sublandlord by reason of Subtenant’s continuance in possession after the Expiration Date or earlier termination of the Sublease Term. This Section 6.5 shall not apply where Subtenant is entitled to retain possession after the Expiration Date or earlier termination of the Sublease Term pursuant to the New Direct Lease.

6.6 If Subtenant’s use and enjoyment of the Premises is prevented or materially impaired due to the failure of Landlord to perform its obligations under the Master Lease, it is agreed that, except as expressly provided in the next sentence: (i) Sublandlord shall have no liability with respect to such prevention or interference; (ii) such prevention or interference shall not serve as a defense to the full enforcement of Subtenant’s obligations under this Sublease; (iii) Subtenant shall have no right to reduction in or abatement of the Rent payable under this Sublease; and (iv) such prevention or interference shall not constitute an actual or constructive eviction of Subtenant or otherwise be construed to breach Sublandlord’s covenant of quiet enjoyment. Where: (A) Landlord is excused from performing an obligation of Landlord under the Master Lease because of Sublandlord’s default under the Master Lease and such default is not caused or materially contributed to by Subtenant’s failure to timely and folly perform its obligations under this Sublease (an “Unexcused Sublandlord Default”); and (C) Landlord’s performance of such Master Lease obligations is essential (i.e., it prevents or materially impairs) to Subtenant’s use and enjoyment of the Premises for the purposes contemplated by this Sublease (the “Essential Master Lease Obligations”), then Subtenant’s rights and remedies shall be defined and limited as follows:

(a) If Landlord’s failure to perform the Essential Master Lease Obligations due to an Unexcused Sublandlord Default prevents or materially impairs Subtenant’s use of the Premises as contemplated by this Sublease for more than two (2) business days, the Monthly Base Rent payable under this Sublease shall abate from the third (3rd) business day of such prevention or material interference until Subtenant’s full use of the Premises is restored. Where Subtenant is not entirely prevented from using the Premises, such abatement of Monthly Base Rent shall be equitably prorated based on reasonably unavoidable interference with Subtenant’s use caused by Landlord’s failure to perform the Essential Master Lease Obligations.

(b) If Landlord’s failure to perform the Essential Master Lease Obligations due to an Unexcused Sublandlord Default prevents or materially impairs Subtenant’s use of the Premises as contemplated by this Sublease for more than one hundred eighty (180) consecutive days (or more than two hundred seventy (270) days within a one (1) year period), Subtenant may terminate this Sublease by delivering a written notice of termination within thirty (30) days after Subtenant first may exercise this termination right. If Subtenant exercises such termination right, this Sublease shall terminate on the date specified in Subtenant’s termination notice, which date shall be not less than thirty (30) days nor more than ninety (90) days after the date of the notice, unless Landlord commences performing such Essential Master Lease Obligations so as to end such prevention of or material impairment in Subtenant’s use of the Premises prior to such termination date. If Subtenant so terminates this Sublease, Sublandlord shall refund to Subtenant the Security Deposit (as defined below) and any prepaid Rent applicable to period following the termination date, and thereupon the parties shall be released for any obligations that would accrue under this Sublease after the date of the termination.

(c) Subtenant agrees that the remedies in this Section 6.6, and in Sections 10.2 and 15 below, are Subtenant’s sole and exclusive remedies against Sublandlord for any Unexcused Sublandlord Default, and Subtenant hereby waives all other rights and remedies, at law or in equity, now or hereafter in effect, beyond the remedies in this Section 6.6 and Sections 10.2 and 15 below; provided, however, that notwithstanding the foregoing Subtenant shall retain any rights and remedies Subtenant may have against Landlord under the Sublease Consent.

7. SECURITY DEPOSIT; ADDITIONAL SECURITY

Subtenant shall deposit with Sublandlord upon execution of this Sublease the sum of Ninety Six Thousand Five Hundred and Seventy Six and 30/100 Dollars ($96,576.30) equal to last month’s Base Rent and Estimated Operating expenses (the “Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder. If Subtenant fails to pay Rent when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any Rent then due hereunder and unpaid, for the payment of any other sums for which Sublandlord may become obligated by reason of Subtenant’s default or breach and to compensate Sublandlord for any loss or damage Sublandlord may suffer by reason of Subtenant’s default or breach (including, without limitation, damages under California Civil Code Section 1951.2 or any successor or similar statute now or hereafter in effect). If Sublandlord so uses any portion of the Security Deposit, Subtenant shall, within ten (10) days after written demand by Sublandlord, restore the Security Deposit to the full amount deposited, and Subtenant’s failure to do so shall constitute a default under this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from the general accounts and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublandlord assigns its interest in the Sublease, Sublandlord shall deliver to its assignee so much of the Security Deposit as is then held by Sublandlord. Within thirty (30) days after the Sublease Term has expired, or Subtenant has vacated the Premises, whichever shall last occur, and provided Subtenant is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, or is to be applied to restore or repair any damage to the Premises, shall be returned to Subtenant. Subtenant hereby waives all rights and benefits under California Civil Code Section 1950.7 (or any successor or similar statute now or hereafter in effect) or any judicial or administrative decision which would limit Sublandlord’s rights to use or apply the Security Deposit as provided in this Section 7.

8. USE OF PREMISES

The Premises shall be used and occupied only for such uses as are expressly permitted under the Master Lease or under the Sublease Consent including, without limitation, general office, administrative, light manufacturing (generally limited to component assembly) and warehousing purposes. Subtenant shall not use the Premises, nor suffer of permit the Premises to be used, for any other use or purpose whatsoever without the prior written consent of Sublandlord (which consent shall not be unreasonably withheld) and Landlord.

9. ASSIGNMENT AND SUBLETTING

9.1 Subtenant shall not assign, hypothecate or otherwise encumber or transfer this Sublease, or further sublet all or any part of the Premises or permit the use or occupancy thereof by any persons (the agents, employees and invitees of Sublandlord excepted) without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, and the prior written consent of Landlord where such consent is required under the terms of the Master Lease. By way of illustration and not limitation, a reasonable basis for withholding consent to an assignment of this Sublease shall include, but not be limited to, the creditworthiness of the proposed assignee and ability of the proposed assignee to perform the obligations of Subtenant under this Sublease (after taking into consideration Subtenant’s creditworthiness and continuing liability hereunder). Any such assignment or subletting shall be subject to compliance with the terms and conditions of the Master Lease; provided, however, that the Sublease Consent shall not satisfy the Consent Condition unless it includes Landlord’s waiver of the right to terminate the Master Lease and recapture all or a portion of the Premises in lieu of approving an assignment of this Sublease or a further subletting by Subtenant.

9.2 As part of its request for Sublandlord’s consent to an assignment of this Sublease or a further subletting of the Premises, Subtenant shall provide Sublandlord and Landlord with all of the information required under Section 14(a) of the Master Lease, and such additional information as Sublandlord may reasonably request from Subtenant. Subtenant shall pay any costs of Landlord reimbursable by Sublandlord under the Master Lease, as well as Sublandlord’s reasonable out of pocket costs incurred in connection with the review of any request for consent to an assignment of this Sublease or a further subletting of the Premises. Without limitation, it is agreed that Sublandlord’s consent shall be deemed to have been reasonably withheld if Sublandlord is unable for any reason to obtain the consent of Landlord to the proposed assignment or further subletting as required under the Master Lease. Any attempted assignment of this Sublease or further subletting of the Premises in violation of this Section 9 shall at Sublandlord’s option, the attempted assignment or further subletting shall be void. Consent by Sublandlord to one or more assignments or sub-subleases shall not operate as a waiver of Landlord’s rights to approve any subsequent transfer of possession. In no event shall any assignment of this Sublease or further subletting of the Premises release or relieve Subtenant from any obligation under this Sublease.

9.3 In the event of any assignment of this Sublease or sub-sublease of all or any portion of the Premises (other than a permitted assignment or sublease as described in Section 14(g) of the Master Lease, as herein incorporated), Sublandlord shall be entitled to receive, as Additional Rent hereunder, fifty percent (50%) of the Excess Subletting Proceeds actually received by Subtenant as a consequence of such transaction (including amounts recoverable under California Civil Code Sections 1951.2 and 1951.4, but excluding any late charges, interest or other amounts attributable to the assignee or sub-subtenant’s failure to timely and fully perform its obligations under the assignment or sub-sublease). As used herein “Excess Subletting Proceeds” shall mean the rent or other sums actually received by Subtenant as consideration for the assignment of this Sublease or the sub-subletting of the Premises, or any portion thereof during the Sublease Term after reimbursement to Subtenant of: (i) any sums paid by Subtenant to Sublandlord with respect to the space so assigned or sub-sublet (excluding any late charges, interest or other amounts attributable to Subtenant’s failure to timely and fully perform its obligations under this Sublease); (ii) any usual and customary amounts reasonably and necessarily incurred by Subtenant to obtain, negotiate such transaction and/or perform its obligations with respect to such transaction, including without limitation, attorneys’ fees, brokerage commission, the cost of improvements constructed for the benefit of the assignee or sub-subtenant, the cost of providing services to the assignee and/or subtenant, etc, and (iii) the unamortized cost (calculated on a straight-line basis over the Sublease Term without interest) of any improvements and alterations installed in the Premises at the expense of Subtenant to the extent the same actually are used by the assignee or sub-subtenant.

10. APPLICABLE PROVISIONS OF MASTER LEASE

10.1 Subject to this Section 10.1 and Sections 10.2 and 10.3 below and the other express provisions of this Sublease, all terms and condition’s of the Master Lease are incorporated into and made a part of this Sublease as if Sublandlord were the landlord thereunder and Subtenant were the tenant thereunder, references in the Master Lease to “Lease” meant this Sublease and the term of such Master Lease was coextensive with the Sublease Term. In case of conflict between the incorporated provisions of the Master Lease and the remaining provisions of this Sublease, the latter shall control. The following provisions of the Master Lease are not incorporated as part of this Sublease:

(a) The Basic Lease Information is excluded, except that the references therein to “Premises”, “Property”, “Use” and ‘Tenant’s Percentage Share” are incorporated in this Sublease;

(b) The following provisions of the 28 page Net Lease are excluded: Section 2; Section 3; Section 4; Section 6; Section 7; the last sentence of Section 9(d); subpart (c) of Section 13(a); Section 14(a); Section 14(c); Section 15(b)(j) (other than the first clause on the first three lines, ending with the word “limitations”); Section 17; Section 18; Section 25; Section 27; Section 29; Section 35; Section 36 (except last sentence); and Section 39(m).

(c) Exhibit B, Exhibit C, and Exhibit E to the Master Lease.

10.2 (a) Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease.

(b) Where Landlord has covenanted under the Master Lease to perform repairs, maintenance and restoration work and to provide services (including, without limitation, Sections 10(a), 1 l(a) and 12, and Exhibit D “Rules & Regulations” of the Master Lease), Sublandlord shall, at Subtenant’s expense, exercise reasonable due diligence in attempting to cause Landlord to perform all of Landlord’s obligations under the Master Lease for the benefit of Subtenant In addition, if Landlord defaults in its obligations under the Master Lease including, without limitation, its duties to restore and to maintain the Premises and Building or to furnish services to the Premises and such default prevents or interferes with Subtenant’s use and enjoyment of the Premises, or increases Subtenant’s costs to occupy the Premises, Sublandlord authorizes Subtenant to deal directly with Landlord regarding such default. Furthermore, if Landlord’s default under the Master Lease interferes with the enjoyment of the Premises by Subtenant, Subtenant shall have the right to cure Landlord’s default to the extent such action is expressly authorized by the Sublease Consent. If Subtenant cures Landlord’s default, upon request by Subtenant, Sublandlord shall, at Subtenant’s expense, commence an action against Landlord to recover the reasonable costs of Subtenant’s curex insofar as such recovery is permitted under the Master Lease or the Sublease Consent or cooperate with Subtenant, at Subtenant’s expense, in any direct pursuit by Subtenant of recovery of such sums from the Landlord. The net proceeds of any judgment recovered from Landlord in such action shall be paid by Sublandlord to Subtenant within thirty (30) days after such judgment becomes final and unappealable.

(c) Sublandlord covenants not to commit or suffer any Unexcused Sublandlord Default. In the event of any Unexcused Sublandlord Default, Subtenant has the right to cure said default on behalf of Sublandlord. Any out-of-pocket costs reasonably incurred by Subtenant in curing any Unexcused Sublandlord Default together with interest thereon at the Default Rate from the date of the expenditure until paid (the “Master Lease Cure Costs”) shall be reimbursed by Sublandlord to Subtenant within thirty (30) days after Subtenant’s delivery of an invoice therefor (which shall be accompanied by reasonable supporting documentation). If not so reimbursed by Sublandlord, Subtenant may offset the Master Lease Cure Costs against payments of Rent next due hereunder; provided, however, that if Sublandlord notifies Subtenant within fifteen (15) days after receipt of Subtenant’s invoice that Sublandlord in good faith disputes either Subtenant’s incurring of the Master Lease Cure Costs or the amount thereof (and provides a written description of its good faith reasons for the dispute), Subtenant may not exercise any offset right unless and until Subtenant’s right to reimbursement of the Master Lease Cure Costs is determined by agreement of the parties or by a final judgment by a court of competent jurisdiction. If the court determines that Landlord did not dispute the invoice in accordance with this Agreement, then the amount of the offset shall bear interest from the date of Landlord’s dispute notice to the date of collection at the interest rate for late rent imposed by this Sublease.

(d) If the Master Lease terminates as a result of a default or breach of Sublandlord or Subtenant under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party to the extent of the direct damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublandlord any right to terminate the Master Lease, whether in the event of the partial or total damage destruction or condemnation of the Premises or the Property or Project or the Premises or otherwise, the exercise of such right by Sublandlord shall not constitute a default or breach hereunder; provided, however, that so long as there exists no event of default by Subtenant under this Sublease beyond applicable notice and cure periods, Sublandlord shall not terminate, exercise any such right to terminate, or commit any acts or omissions that would entitle Landlord to terminate, the Master Lease except with the prior written consent of Subtenant, which may be withheld in Subtenant’s sole discretion.

10.3 Notwithstanding anything to the contrary herein, the incorporated provisions of the Master Lease are amended or qualified as follows:

(a) Subject to Section 6.6 above, Sublandlord shall not be liable under any circumstances for a loss of or injury to property, death of or injury to any person(s), or for interference with Subtenant’s business, lost profits or consequential damages, however occurring, incidental to any failure to furnish any utilities or services.

(b) Sublandlord shall have no responsibility to perform or provide (or to pay the cost of performing or providing) any services, utilities, maintenance, repair or improvement in or to the Property which is the Landlord’s obligation under the Master Lease or which is the obligation of Subtenant under the terms of this Sublease.

(c) Any non-liability, release, indemnity or hold harmless provision, and any provisions pertaining to waiver of subrogation rights and or the naming of a party under an insurance policy, in the Master Lease for the benefit of Landlord which are expressly incorporated herein by reference, shall be deemed to inure to the benefit of both Landlord and Sublandlord for the purpose of this Sublease.

(d) Wherever the Master Lease grants to Sublandlord a grace or cure period, the corresponding grace or cure period under this Sublease shall be two (2) business days shorter in duration; provided, however, that (i) in no event shall the grace period or cure period for payments of Rent (if one is provided) be less than three (3) days; and (ii) if Landlord agrees in the Sublease Consent that Sublandlord may have a co-extensive grace or cure period under the Master Lease, the grace period or cure period for non-monetary obligations (if one is provided) shall not be less than ten (10) days after delivery of written notice of the default to Subtenant or such longer period that is reasonably required to complete such non-monetary cure, provided such cure is commenced within such ten (10) day period.

(e) To the extent incorporated herein, any right of Landlord for access or inspection under the Master Lease and any right of Landlord to do work in the Premises or in the Building or in on or under the Common Areas, shall be deemed to inure to the benefit of both Landlord and Sublandlord. Subtenant consents to and agrees to recognize: (A) any rights of Landlord under the Master Lease to gain access to or make inspection or investigation of the Premises or the Property; (B) any rights of Landlord under the Master Lease to do work in the Buildings or elsewhere on the Premises or the Property; and (C) any rights of Landlord under the Master Lease to make changes to the Property or to promulgate rules and regulations for the use thereof. Subtenant agrees that Landlord’s exercise of any such rights under the Master Lease shall not constitute an actual or constructive eviction of Subtenant, or give rise to any abatement of Rent or defense to Sublandlord’s full enforcement of this Sublease.

(f) Except as otherwise provided in this Section 10.3, the term “Landlord” shall be deemed to refer only to Landlord under the Master Lease, and not to Sublandlord, in the following incorporated provisions of the Master Lease: parenthetical of the fifth sentence and in the entire seventh sentence of Section 9(a); Section 10(a); Section 11; Section 12; Section 13(b); Section 13(d); Section 22(a); Section 23; Section 24; Section 28 (excepting the last sentence); and Exhibit D. However, Sublandlord shall be entitled to enforce the rules and regulations promulgated”by Landlord.

(g) Except as expressly provided in the Sublease or the Sublease Consent, with respect to any approval or consent required to be obtained from Landlord under the Master Lease, such approval or consent must be obtained from both Landlord and Sublandlord. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required from Landlord, and Landlord withholds or fails to give such approval or consent after commercially reasonable efforts by Sublandlord to obtain same.

(h) If any of the express provisions of this Sublease shall conflict with any of the provisions of the Master Lease incorporated herein by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. If any incorporated provision of the Master Lease cross-references a provision of the Master Lease which is not incorporated in this Sublease, such cross-referenced Master Lease provision shall be disregarded except to the extent required for a fair and equitable interpretation of the incorporated Master Lease provision.

(i) Subtenant’s obligations to repair or maintain the Premises and to comply with applicable laws and to perform any other obligations under any incorporated provision of the Master Lease are subject to the terms and conditions of this Sublease and, shall not exceed the corresponding obligation of Sublandlord under the Master Lease.

(j) All Alterations and trade fixtures and personal property installed in the Premises at Subtenant’s expense (“Subtenant’s Property”) shall at all times remain Subtenant’s property and Subtenant shall be entitled to all depreciation, amortization and other tax benefits with respect to Subtenant’s Property. At any time Subtenant may remove Subtenant’s Property from the Premises, provided Subtenant repairs all damage caused by such removal. Sublandlord shall have no lien or other interest whatsoever in any item of Subtenant’s Property, or any portion thereof or interest therein, located in the Premises or elsewhere, and Sublandlord hereby waives all such liens and interests. Within thirty (30) days following Subtenant’s request, Sublandlord shall execute documents in form reasonably acceptable to ‘ Subtenant to evidence Sublandlord’s waiver of any right, title, lien or interest in Subtenant’s Property located in the Premises (excluding, however, the Furniture and Equipment). As a condition precedent to Sublandlord’s obligation under the preceding sentence, Subtenant shall reimburse Sublandlord for all reasonable attorneys’ fees incurred by Sublandlord in connection with the delivery of any such documents as Subtenant may request.

(k) If any overpayment of Taxes and Operating Expenses by Subtenant to Sublandlord is reimbursable to Subtenant after the termination of this Sublease in accordance with Section 5(c) of the Master Lease (incorporated herein), the same shall be reimbursed promptly and directly by Sublandlord to Subtenant. Likewise, if any underpayment of Taxes and Operating Expenses by Subtenant to Sublandlord is reimbursable to Sublandlord after the termination of this Sublease in accordance with Section 5(c) of the Master Lease (incorporated herein), the same shall be reimbursed promptly and directly by Subtenant to Sublandlord.

(l) Notwithstanding Section 8(d) of the Master Lease, Subtenant shall be entitled to use the types and quantities of Hazardous Materials identified in Exhibit 1 to the Sublease Consent and such other materials as are permitted by the Master Lease (as modified by the Sublease Consent) and approved by Sublandlord, which approval shall not be unreasonably withheld, provided Subtenant complies with the other provisions of such Section 8(d).

(m) Subtenant shall maintain, at its sole cost, a full replacement cost, special extended coverage casualty insurance policy (the “Improvements Policy”), insuring all alterations, improvements and other property located in the Premises on the Commencement Date which are not covered by the insurance Landlord is required to maintain under Section 13 of the Master Lease (the “Pre-Existing Improvements”) and all Alterations installed by Subtenant from time to time, at its expense, in the Premises (the “Subtenant’s Alterations”) against the perils typically covered by such policies, in such form and with such carriers as Subtenant and Sublandlord shall jointly approve, which approvals shall not be unreasonably withheld. With respect to the Pre-Existing Improvements, the replacement cost for purposes of this Section 10.3(m) is stipulated to be $5,000,000, or such other reasonable determination of the value of the Pre-Existing Improvements as Sublandlord may notify Subtenant in writing, which writing shall be effective as against Subtenant, only as of the next succeeding renewal of the Improvements Policy by Subtenant. If the Premises are damaged or destroyed such that the Master Lease and this Sublease terminate as a consequence thereof, that portion of the proceeds payable under the Improvements Policy for loss of the Pre-Existing Improvements (inclusive of any deductible amount, which Subtenant shall pay) shall first be paid to Sublandlord and the remainder of the proceeds shall be paid to Subtenant. If the Premises are damaged or destroyed and both the Master Lease and this Sublease remain in effect despite such damage or destruction, then the proceeds of the Improvements Policy shall be disbursed to Subtenant, first for restoration of the Pre-Existing Improvements and only to the extent not needed for restoration of the Pre-Existing Improvements, for restoration of the Subtenant’s Alterations. Neither Subtenant nor Sublandlord shall be required to expend funds in excess of the proceeds of the

Improvements Policy for restoration of the Pre-Existing Improvements (except that Subtenant shall pay any deductible under such Improvements Policy) and, if the proceeds of the Improvements Policy payable for restoration of the Pre-Existing Improvements (inclusive of the deductible to be paid by Subtenant) plus any funds Sublandlord elects, in its discretion, to contribute to the restoration are not sufficient to restore the Pre-Existing Improvements to the condition existing immediately prior to the casualty, then Subtenant may terminate this Sublease by delivering written notice of the termination to Sublandlord. Subject only to Subtenant’s duty to carry the Improvements Policy and allow the disbursement of the proceeds of such policy or to repair the Pre-Existing Improvements in accordance with this Section, Subtenant shall have no liability to Sublandlord with respect to and Sublandlord hereby waives all claims, liabilities, costs and expenses arising out of the loss of any Pre-Existing Improvements due to any peril insured against under the Improvements Policy. Under no circumstances will Subtenant be liable for the failure of the insurer under such policy to pay any claim. The Improvements Policy shall be modified, waived, terminated or substituted only following twenty (20) days prior written notice to the Sublandlord and in accordance with this Section.

(n) Notwithstanding anything to the contrary ill Section 12 of the Master Lease, to the extent permitted by the Sublease Consent, Subtenant shall be entitled to all compensation payable to Subtenant with respect to any taking or severance of Subtenant’s Property and moving cost in the event of any condemnation of the Premises and to any award for any temporary taking of the Premises during the term of this Sublease

(o) Subtenant shall rights to exterior signage as provided in the Sublease Consent. Prior to the Commencement Date, at its cost, Sublandlord shall remove all of its signage on the Premises and repair all damage caused by such removal.

(p) The provisions of Section 22 of the Master Lease shall apply only to interests created by Landlord, and Sublandlord shall not encumber this Sublease or the Premises, or any portion thereof, during the Sublease Term.

(q) To the extent Landlord agrees in the Sublease Consent to exclude certain items from Taxes and Operating Expenses recoverable from Sublandlord under the Master Lease, Sublandlord shall recognize such exclusions in enforcing Subtenant’s obligation to Pay Taxes and Operating Expenses under this Sublease. Sublandlord shall not add or incorporate into the Operating Expenses and Taxes payable by Subtenant under this Sublease, any amount not reimbursable during the term of this Sublease by Sublandlord to Landlord under the Master Lease.

10.4 The parties acknowledge that Sublandlord’s ability to satisfy certain of its obligations to Subtenant under this Sublease is contingent upon the full and timely performance of Landlord’s obligations under the Master Lease. The parties further acknowledge that, except for Sublandlord’s obligations to use reasonable efforts to cause Landlord to perform its obligations under the Master Lease, Sublandlord will not be liable to Subtenant for any breach of Sublandlord’s obligations under this Sublease, nor shall such breach diminish Sublandlord’s rights hereunder, where the same is caused by or attributable to the failure of Landlord to perform its obligations under the Master Lease.

10.5 Subtenant shall procure and maintain policies of insurance covering liability, and casualty covering Subtenant’s trade fixtures, machinery, equipment, furniture and furnishing in the Premises. Subtenant shall provide Sublandlord with evidence of such insurance upon request.

10.6 Landlord under the Master Lease shall be served any and all notices of default by Sublandlord against Subtenant or by Subtenant against Sublandlord in the manner provided for service of such notice under the Master Lease.

11. INDEMNITY AND MUTUAL WAIVER OF SUBROGATION RIGHTS

11.1 Subject to Sections 11.2,11.3 and 15.2 below, Sublandlord shall indemnify, defend, and hold harmless Subtenant from all damages, liabilities, claims, judgments, actions, attorneys’ fees, consultants’ fees, costs and expenses (“Claims”) to the extent arising from (i) the gross negligence or willful misconduct of Sublandlord or Sublandlord’s officers, directors, agents, contractors or employees or invitees (“Sublandlord’s Affiliates”) occurring on or about the Premises during the Sublease Term, or (ii) the breach by Sublandlord of its express obligations, representations or warranties under this Sublease.

11.2 Subject to Section 11.1 above and Section 11.3 below, Subtenant shall indemnify, defend, and hold harmless Sublandlord from all Claims to the extent arising from (i) any cause other than the gross negligence or willful misconduct of Sublandlord or Sublandlord’s Affiliates, or (ii) the violation by Subtenant or Subtenants’ successors and assigns, and their respective officers, directors, agents, contractors, employees or invitees on or about the Premises (“Subtenant’s Affiliates”) of any Legal Requirements applicable to their activities or operations on or about the Premises, or (iii) the breach by Subtenant of its express obligations under this Sublease.

11.3 Notwithstanding Sections 11.1 and 11.2 above and any other provision of this Sublease to the contrary, whenever (i) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Sublease, or anyone claiming by, through, or under it in connection with the Premises, and (ii) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Sublease to be so insured, then the party so insured (or so required to be insured) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required), and waives any right of subrogation which might otherwise exist in or occur to any person on account thereof.

12. BROKER PARTICIPATION

Sublandlord warrants and represents that it has dealt with no real estate broker in conjunction with this Sublease other than Jones Lang LaSalle and Colliers International (collectively, “Sublandlord’s Brokers”). Subtenant warrants and represents that it has dealt with no real estate broker in conjunction with this Sublease other than CB Richard Ellis (“Subtenant’s Broker”). Sublandlord shall pay and be responsible for the commission due to Sublandlord’s Brokers and the Subtenant’s Broker pursuant to a separate agreement between Sublandlord and Sublandlord’s Brokers. Sublandlord and Subtenant each warrants and represents to the other that no other brokers are entitled to any commission on account of this Sublease, and each agrees to hold the other harmless from and against any and all costs (including reasonable attorneys’ fees), expenses or liability for any compensation, commission and charges claimed by any broker other than those identified in this Section 12, through such party with respect to this Sublease.

13. ATTORNEYS’ FEES

13.1 If Sublandlord Or Subtenant shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees, in addition to all other proper relief.

13.2 Subtenant shall pay Sublandlord’s reasonable attorneys’ fees incurred in connection with Subtenant’s request for Sublandlord’s consent or approval under any provision of this Sublease up to an aggregate total of $1,000 per consent, and also shall reimburse Sublandlord for amounts payable by Sublandlord under the Master Lease in connection with seeking any corresponding consent or approval of Landlord as may be required under the Master Lease.

14. NOTICES

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by Sublandlord to Subtenant shall be sent by (i) United States Mail, certified or registered, postage prepaid with return receipt requested, or (ii) by nationally recognized overnight courier service providing receipted delivery, addressed in either case to Subtenant at the Premises, or to such other place as Subtenant may from time to time designate by notice to Sublandlord. All notices and demands by Subtenant to Sublandlord shall be sent by (i) United States Mail, certified or registered, postage prepaid with return receipt requested, or (ii) by nationally recognized overnight courier service providing receipted delivery, addressed to Sublandlord at the address set forth herein, and to such other person or place as Sublandlord may from time to time designate by notice to Subtenant. Any notice sent by United States Mail shall be deemed delivered on the date of delivery or rejection as shown on the return receipt or, in the absence of such date, on the third business day following the deposit thereof with the United States Postage Service. Any notice sent by overnight courier service shall be deemed delivered on the delivery date as shown in the regularly maintained business records of such courier service.

To Sublandlord:	Sybase, Inc.
One Sybase Drive
Dublin, California 94568
Attention: Real Estate Manager

with a copy to:	Sybase, Inc.
561 Virginia Road
Concord, Massachusetts 01742
Attention: Real Estate Legal Counsel

To Subtenant:	Thermage, Inc.

Before the Commencement Date:
4058 Point Eden Way
Hayward, California 94545
Attention: Legal Department

On and after the Commencement Date:
25881 Industrial Blvd.
Hayward, California 94545
Attention: Legal Department

with a copy to:
Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, California 94304
Attention: RE/Env Dept. (DSS)

15. QUIET ENJOYMENT

This Sublease is subject and subordinate to the Master Lease. Sublandlord shall have no liability to Subtenant if this Sublease is extinguished by termination of the Master Lease for any reason other than an Unexcused Sublandlord Default. Moreover, where this Sublease is extinguished by a termination of the Master Lease due solely to an Unexcused Sublandlord Default, Subtenant shall be entitled to recover from Sublandlord only Subtenant’s reasonably unavoidable actual and direct damages (including, without limitation, loss of use of or injury to permanent improvements to the Premises made at Subtenant’s expense), but Subtenant shall not be entitled to recover any lost profits, consequential or indirect damages, punitive or exemplary damages founded on any tort or extra-contractual theories. Subtenant and Sublandlord, on behalf of themselves and their respective Affiliates hereby waives and relinquishes all rights and remedies arising at law or in equity which in any way conflict with the limitations on their rights and remedies in this Section 15 or elsewhere in this Sublease.

16. CONSENT BY LANDLORD

16.1 Although this Sublease is a presently effective and binding contract as of the Sublease Date, the creation and conveyance of any subleasehold estate or other interest in or to the Premises or the Property pursuant to this Sublease is expressly conditioned upon procuring the written consent of Landlord to this Sublease in accordance with the terms of the Master Lease (the “Sublease Consent”) on or before the 30th day after the Sublease Date, which Sublease Consent shall be in the form attached as Exhibit C to this Sublease or such other form as Sublandlord, Subtenant, and the Landlord may in their sole discretion approve. In case of conflict between the express provisions of this Sublease and the express provisions of the Sublease Consent, the latter shall control.

16.2 The requirement of Landlord’s execution and delivery of the Sublease Consent is referred to herein as the “Consent Condition.” Sublandlord and Subtenant shall cooperate with each other in attempting to satisfy the Consent Condition (without any obligation to agree to any change in the Sublease Consent from the form attached as Exhibit C to this Sublease). However, Subtenant acknowledges that Landlord has the option to terminate the Master Lease in lieu of approving this Sublease, and neither Sublandlord nor Landlord shall have any liability to Subtenant if Landlord exercises such termination option.

16.3 If the Consent Condition is not satisfied within thirty (30) days after the Sublease Date, or if Landlord exercises its recapture rights under the Master Lease and terminates the Master Lease, this Sublease shall terminate upon the delivery of written notice by either Sublandlord or Subtenant to the other. If this Sublease is so terminated: (i) all consideration previously paid by Subtenant to Sublandlord on account of this Sublease shall be returned to Subtenant; and (ii) the parties thereupon shall be relieved of any further liability or obligation under this Sublease.

17. APPROVALS & EXPENDITURES

17.1 All requests for Sublandlord’s designation, approval, review, or consent pursuant to this Sublease shall be delivered by Subtenant to Robert Hansen or such other person as Sublandlord may designated as its representative by at least ten (10) days prior written notice to Subtenant (the “Sublandlord’s Representative”). If both Landlord’s and Sublandlord’s consents are required for any action by Subtenant, except as expressly provided to the contrary in this Sublease, Sublandlord’s consent shall be deemed given if Landlord’s consent is obtained and no written notice of the disapproval is delivered by Sublandlord to Subtenant within five (5) business days following delivery by Subtenant to Sublandlord of a written request for such approval (which request must include a statement to the effect that failure to provide written notice of disapproval within such five (5) business day period shall be deemed approval by Sublandlord).

17.2 Any expenditure by a party permitted or required under this Sublease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the lesser of the out-of-pocket cost thereof or the fair market value of the action performed or service provided and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

18. ENTIRE AGREEMENT

This Sublease (including all Exhibits hereto and all Schedules thereto which are incorporated and made a part hereof by this reference) represents the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior communications concerning the subject matter, and may not be amended except in writing signed by both parties’ authorized officers.

(No further text on this page)

(Signature page follows)

IN WITNESS WHEREOF, and with the express intention of being bound hereby, the parties have, by their duly authorized corporate officers, executed this Sublease on the dates set forth below.

SUBLANDLORD:

iANYWHERE SOLUTIONS, INC., a Delaware corporation and successor in interest to AvantGo, Inc.

By:	/s/ Peter VanderVorst

Name:	Peter VanderVorst

Title:	VP and CFO

Date:	9/10/04

By:	/s/ Scott Irey

Name:	Scott Irey

Title:	VP and Treasurer

Date:	9/10/04

SUBTENANT:

THERMAGE, INC., a California corporation

By:	/s/ Bob Byrnes

Name:	Bob Byrnes

Title:	CEO

Date:	9/7/04

By:	/s/ Doug W. Heigel

Name:	Doug W. Heigel

Title:	V.P. Operations

Date:	9/7/2004

EXHIBIT A

MASTER LEASE

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